Description

The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")

On September 21, 2018, the Board of Directors of the Fund authorized a 66.7% increase in the Fund´s quarterly distributions under the MDP, from $0.15 to $0.25 per share. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$284.22	Daily Average Number of Shares Traded[2]	28,402
NAV per share[1]	$18.94	Outstanding Shares[3]	15,005,224
Closing price[2]	$16.30	Expense Ratio (4/30/2018)	1.62%
Discount	13.94%	Portfolio Turnover (4/30/2018)	11.71%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	1.62%	6.18%	-1.86%	2.59%	-4.26%	5.33%
MXF NAV	1.88%	7.14%	0.25%	3.16%	-1.47%	4.91%
EWW NAV[4]	1.75%	4.43%	-4.54%	1.99%	-2.44%	2.73%
MSCI Mexico Index	1.30%	4.39%	-4.01%	2.60%	-1.78%	3.05%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During September 2018, the Fund repurchased no shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (62.38% of Net Assets)
1 América Móvil	13.29%	6 Ternium	4.80%
2 Grupo Financiero Banorte	8.01%	7 Alfa	4.72%
3 Fomento Económico Mexicano	7.48%	8 Cemex	4.69%
4 Wal-Mart de México	6.38%	9 Mexichem	4.36%
5 Grupo México	5.68%	10 Infraestructura Energética Nova	2.97%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Most global equity markets registered positive returns during September 2018. The U.S. Federal Reserve increased its overnight interest rate by 25 basis points to a range of between 2.00% and 2.25%, as estimated by most analysts, and expects to implement a higher reference interest rate by the end of 2018. As a result, the yield on the U.S. 10-year Treasury note increased 20 basis points during the month to 3.06%, approaching its maximum level of the last five years of 3.11%. The European Central Bank maintained unchanged its overnight interest rate at 0%, while it announced a reduction beginning in October 2018 in the pace of its asset purchase program to €15 billion (from €30 billion). The DJIA and the S&P 500 increased 1.9% and 0.4%, respectively, during September, while the U.S. dollar remained unchanged (measured by the DXY Index5). The MSCI Mexico Index increased 1.30% during the month, while the Mexican peso appreciated 2.0% to Ps. $18.72.
Regarding trade, on September 30th, Canada and the United States agreed to a deal which allows Canada to join the agreement reached between Mexico and the United States during late August. As a result, the new trilateral agreement will replace NAFTA and will be called the United States-Mexico-Canada Agreement ("USMCA"). The USMCA is expected to be formalized in November 2018 and includes new elements such as, among other things, digital commerce, anticorruption measures and labor.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.